                         RESTATED ARTICLES OF INCORPORATION
                                          OF
                                   MONARCH BANCORP

Matthew P. Wagner and Arnold C. Hahn hereby certify that:

          1. They are the President and Secretary, respectively, of Monarch Bancorp, a California Corporation.

          2. The articles of incorporation of Monarch Bancorp, as amended to the date of the filing of this certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the California Corporations Code) are restated as follows:

          ARTICLE ONE. The name of the Corporation shall be:

                                   WESTERN BANCORP

          ARTICLE TWO. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

          ARTICLE THREE. (a) The Corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock," respectively. The number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000) and the number of shares of Common Stock authorized to be issued is One Hundred Million (100,000,000). Upon the restatement of this article to read as set forth herein, each 8.5 outstanding shares of Common Stock are converted into 1.0 share of Common Stock.

          (b) The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

          ARTICLE FIVE.  DIRECTOR LIABILITY

          The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          ARTICLE SIX.  INDEMNIFICATION

          The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

          3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors.

          4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote is 4,043,885, after giving effect to the reverse stock split provided for herein. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the law of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: June 2, 1997
                                   /s/ Matthew P. Wagner
                                   -------------------------------
                                   Matthew P. Wagner
                                   President


                                   /s/ Arnold C. Hahn
                                   -------------------------------
                                   Arnold C. Hahn
                                   Secretary

                                          -3-